EXHIBIT 10(D)



                              [MARZOLI LETTERHEAD]


                                         Speizman Industries, Inc.

                                         P.O. Box 31215
                                         Charlotte, NC  28231 - U.S.A.

                                         Attention To:  Mr. Robert S. Speizman
                                         -------------------------------------

Palazzolo S/O, 16/12/99

Re:  Speizman Industries, Inc. - Agreement with Marzoli S.p.A.
--------------------------------------------------------------

Dear Mr. Speizman,

         We understand from your conversation with Marco Camozzi on December 2nd that you agree that our arrangement should be ended. This is to confirm that the agreement is now terminated and that Marzoli will assume full control of the business immediately. Marzoli will pay all commissions due (3%) on sales completed up to the date of this letter according to the terms of the agreement and a final accounting.

         Please have your property removed from the premises by January 15, 2000. Of course, Speizman will be expected to discontinue its use of the "Marzoli" and/or "Vouk" names in any manner immediately, as well as any activities suggesting that Speizman is or represents Marzoli or Vouk. There have been a number of other problems about which we have learned recently, such as your systematic effort to outsource Marzoli and/or Vouk spare parts which undermines the sales of Marzoli and/or Vouk parts. Please return immediately all Marzoli parts that you are using in this effort.

         Please call Mr. David C. Kitzmiller, our local manager, as soon as possible to discuss plans for the accounting and the disposition of your property on the premises.

Very truly yours,

Attilio Camozzi
President and CEO

/s/ Attilio Camozzi
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cc:  Marc Camozzi
     David C. Kitzmiller